Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

TIME VESTING

This Restricted Stock Unit Agreement (the “Agreement”) is hereby entered into effective as of July 31, 2026 (the “Award Date”), by and between Fuel Tech, Inc. (the “Company”), and Ramesh Nuggihalli (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Fuel Tech, Inc. 2024 Long-Term Incentive Plan, as may be amended, modified or restated from time to time (the “Plan”).

1.    Award of Restricted Stock Units. In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement, the Company hereby awards the Participant Three Hundred Thousand (300,000) Restricted Stock Units (“RSUs”), effective as of the Award Date. Each vested RSU entitles the Participant to receive one Share on the Distribution Date (as defined below).

2.    Vesting of RSUs. All RSUs awarded to the Participant hereunder will vest according to the following schedule:

(a)    one-third of the RSUs shall vest on the first anniversary of the Award Date, subject to the Participant’s Continuous Service through that date; and

(b)    one-third of the RSUs shall vest on the second anniversary of the Award Date, subject to the Participant’s Continuous Service through that date; and

(c)    the final one-third of the RSUs shall vest on the third anniversary of the Award Date, subject to the Participant’s Continuous Service through that date.

Each of the periods described in subsections (a), (b) and (c) above is referred to in this paragraph as a “Vesting Period”. Notwithstanding the foregoing subsections (a), (b) and (c), in the event the Participant retires on or after reaching age 66, the RSU’s that were scheduled to vest at the end of the Vesting Period in which the Participant retires (i.e., subject to the Participant’s Continuous Service through the end of such Vesting Period) shall vest on a pro-rata basis based on the number of days from the beginning of such Vesting Period through the day on which the Participant’s Continuous Service ends due to the Participant’s retirement, divided by the total number of days in such Vesting Period.

3.    Termination of Continuous Service. Upon the termination of the Participant’s Continuous Service:

(a)    The Participant will forfeit any RSUs that have not vested under Section 2 above; and

(b)    The Company will distribute to the Participant Shares equal to the number of RSUs already vested regardless of whether or not the Participant had elected to defer under Section 4 below.

(c)    Notwithstanding any provision of this Agreement to the contrary, if Participant’s employment with the Company is terminated by the Company without Cause (and other than by reason of death or Disability), or by Participant for Good Reason, then one hundred percent (100%) of all then-unvested RSUs subject to this Award that are scheduled to vest within the twelve (12) month period immediately following the date of such termination shall automatically become fully vested as of the date of termination. Any remaining unvested RSUs subject to this Award that are not scheduled to vest within such 12-month period shall be forfeited immediately upon such termination. For purposes of this Agreement, ‘Cause’ and ‘Good Reason’ shall have the respective meanings set forth in in that certain Employment Agreement, dated July 31, 2026, between Company and Executive (the “Employment Agreement”).

(d)   Notwithstanding any provision of this Agreement to the contrary, if within twelve (12) months of a Change in Control, Participant’s employment with the Company (1) is terminated by the Company without Cause, or by Participant for Good Reason or otherwise terminates due to death or Disability, and (2) Participant has not elected prior to the date of such termination to receive the Transaction Completion Bonus contemplated by Section 5 of the Employment Agreement, then one hundred percent (100%) of all then-unvested RSUs subject to this Award shall automatically become fully vested as of the date of termination, death or Disability. For purposes of this Agreement, ‘Change in Control’ shall have the respective meaning set forth in the Employment Agreement.

Any accelerated vesting under Section 3(c) and Section 3(d) is subject to and conditioned upon Participant executing (and not revoking) a general release of claims in favor of the Company as set forth in Section 4.5 of Participant's Employment Agreement. Subject to the satisfaction of such release condition and Section 409A of the Code, shares corresponding to the RSUs that vest pursuant to Sections 3(c) and 3(d) shall be delivered to Participant within sixty (60) days following the date of termination.

4.    Deferral of Award. The Participant may elect to defer the receipt of Shares beyond the vesting date of the underlying RSUs. Any deferral period must be expressed as a number of whole years, not less than five (5) or more than ten (10), beginning on the Award Date and any deferral election must be made within thirty (30) days of the Award Date). If a Participant elects a deferral period but thereafter the Participant’s Continuous Service terminates after the RSU vests but before the elected deferral period expires, then, subject to the forfeiture provisions of Sections 3 and 8, share distribution for the Participant’s vested RSUs will occur within thirty (30) days after the date the Participant’s Continuous Service terminates, subject to Section 20(b) herein. This deferral period will apply only to deferral elections made on the Company’s then-current Deferral Election Form (the “Deferral Election”). Any such Deferral Election shall apply to receipt of all Shares underlying the entire Award; for example, a deferral period of seven (7) years would result in the Participant receiving Shares underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times. Notwithstanding the foregoing, if the Participant has reached or reaches age 66 before or during the Initial Vesting Period, the Participant shall not be eligible to defer the receipt of Shares pursuant to this Agreement and, to the extent any Deferral Election is made, it shall be void, ab initio. The Participant acknowledges and agrees that the above deferral restriction is due to the combination of the favorable vesting provisions upon reaching age 66 and the resulting limitations placed on deferrals due to Section 409A of the Code.

5.    Distribution of Shares. As soon as practicable after the Participant’s Distribution Date, the Company may either (i) issue to the Participant or the Participant’s personal representative a Share certificate or (ii) deposit Shares with an online broker or other service provider contracted by the Company for such purpose, subject to Section 8 below and compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The Company will pay to the Participant in cash an amount in lieu of any fractional RSU, based on the Fair Market Value per Share of the fractional Share. Until such time as Shares have been issued to the Participant under this Section, the Participant shall not have any rights as a holder of the Shares underlying this Award including but not limited to voting rights or dividends, if and when the Company declares same. RSUs represent only hypothetical Shares and, therefore, the Participant is not entitled to any of the rights or benefits generally accorded to stockholders with respect thereto until such time as the Shares have been issued.

6.    Changes in Capital or Corporate Structure. In the event of changes in the outstanding Shares or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Award Date, the RSUs granted hereunder will be equitably adjusted or substituted pursuant to Section 13 of the Plan.

7.    Nontransferability. RSUs awarded under this Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than as set forth in Section 22.2 of the Plan.

8.    Non-Solicitation; Restrictive Covenants. In order to protect the Company’s Confidential Information, customer relationships, workforce, and other legitimate business interests, during the Participant’s Continuous Service and for twelve (12) months following the termination of such Continuous Service, the Participant shall not, directly or indirectly:

(a) Employee Non-Solicitation. Knowingly and directly solicit for employment or engagement any Protected Individual with whom Participant had material business contact during the twelve (12) months preceding the termination of Participant’s Continuous Service, for the purpose of causing such Protected Individual to terminate his or her employment or service relationship with the Company. General solicitations of employment not specifically directed at a Protected Individual, the use of independent search firms not specifically directed by Participant to solicit a Protected Individual, or the hiring or engagement of a Protected Individual who independently seeks employment or engagement without solicitation by Participant shall not constitute a violation of this Section.

(b) Customer Non-Solicitation. Knowingly and directly solicit any Customer or Prospective Customer with whom Participant had material business contact, or about whom Participant received material Confidential Information, during the twelve (12) months preceding termination of Participant’s Continuous Service, for the purpose of providing products or services that are directly competitive with products or services provided by the Company to such Customer or Prospective Customer during such period. For the avoidance of doubt, this Section shall not prohibit Participant or any subsequent employer from accepting business initiated independently by a Customer or Prospective Customer without direct solicitation by Participant.

The restrictions in this Section shall apply only to the extent reasonably necessary to protect the Company’s legitimate business interests and shall not prohibit Participant from accepting employment with, providing services to, or otherwise participating in any business that competes with the Company.

Nothing in this Section shall prohibit Participant from engaging in any activity protected by applicable law, including providing truthful testimony, responding to legal process, communicating with or providing information to any governmental, regulatory, or law enforcement authority, or making any other legally protected disclosure.

The Participant consents and agrees that if the Participant violates or threatens to violate any provisions of this Section 8, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining the Participant from committing or continuing any violation of this Section 8. In the event that the Participant is found to have breached any provision set forth in this Section 8 or elsewhere in this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not continue to run) for so long as the Participant was in violation of that provision.

9.

Claw Back. : Notwithstanding anything to the contrary contained in this Agreement, all RSUs awarded and shares distributed under This Agreement shall be subject to recoupment or “clawback” in accordance with the Fuel Tech, Inc. Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time to comply with the Securities Exchange Act of 1934, Section 954 of the Dodd-Frank Act, and applicable NASDAQ listing standards.

10.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.    Tax Consequences and Withholding. Nothing contained herein shall be construed as a promise, guarantee, or other representation by the Company of any particular tax effect nor shall the Company be liable for any taxes, penalties, or other amounts incurred by the Participant. Without limiting the terms and conditions set forth in Section 16 of the Plan, the Company may withhold from any Shares that it is required to deliver under this Agreement the number of Shares sufficient to satisfy applicable withholding requirements under any applicable federal, state, local or foreign law, rule or regulation if any. The Participant acknowledges that he/she has had sufficient opportunity to review with his/her own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by the Award Agreement. The Participant acknowledges he/she must rely solely on such advisors and not on any statement or representations of the Company or any of its agents. The Participant understands that he/she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Agreement.

12.   No Limitation on the Company’s Rights. The granting of RSUs shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13.    Plan and Agreement Not a Contract of Employment or Service. Without limiting the terms and conditions set forth in Section 15 of the Plan, neither the Plan nor this Agreement is a contract of employment or service, and no terms of the Participant's employment or service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights to the Participant to continue in service with the Company or any subsidiary or affiliate thereof.

14.   Entire Agreement and Amendment. This Agreement, the Employment Agreement and that certain Change in Control Severance Agreement entered into between Participant and the Company as of the date hereof are the entire agreement between the parties to it, and all prior oral and written representations are merged in this Agreement. This Agreement may be amended, modified or terminated only by written agreement between the Participant and the Company, provided, that the Company may amend this Agreement without further action by the Participant as set forth in Section 20 of the Plan.

15.    Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

16.    Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Fuel Tech, Inc.

27601 Bella Vista Parkway

Warrenville, Illinois 60555

Attention: General Counsel

Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, or the assignees of the Participant, at the Participant’s most recent home address on the records of the Company. The Company or the Participant may change the person and/or address to which the other party must give notice under this Section 15 by giving the other party written notice of such change, in accordance with the procedures described above.

17.    Compliance with Laws. Without limiting the terms and conditions set forth in Section 19 of the Plan, no certificate for Shares distributable pursuant to the Plan or this Agreement shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which Shares may, at the time, be listed, and the provisions of any foreign securities laws or the rules of foreign securities exchanges, where applicable.

18.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of the Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

19.    Incorporation of the Plan. The Plan, as it exists on the date of the Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and the Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as set forth in Section 2 herein (regarding vesting).

20.    Governing Law; Venue. The laws of the State of Delaware shall govern the validity, interpretation, construction, and performance of this Agreement, without regard to the conflict of laws principles thereof that would cause another jurisdiction’s laws to be applied. The Company and the Participant hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any Illinois State court or federal court of the United States of America sitting in the Northern District of Illinois and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Participant hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Illinois State court or, to the extent permitted by law, in such federal court.

21.    Code Section 409A. It is intended that this Agreement and the Plan be designed and operated within the requirements of Code Section 409A (including any applicable exemptions). Any provision in the Plan or Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. Any provision that is required by Section 409A to appear in the Plan or Agreement that is not expressly set forth therein shall be deemed to be set forth therein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Plan or Agreement to Section 409A or a Treasury Regulation Section shall be deemed to include any similar or successor provisions thereto.

(a)    Each Award is intended to be exempt from Code Section 409A under the short-term deferral exception set forth in Code Section or, in the alternative, to comply with the requirements of Section 409A.

(b)    Notwithstanding anything in the Plan or Agreement to the contrary, if the Participant should become subject to the 6-month delay rule of Treasury Regulation Section 1.409A-1(c)(3)(v), then to the extent that an Award is subject to Section 409A and the Participant is a Specified Employee (as defined below) as of the date of Separation From Service (as defined below), distributions with respect to any RSUs that have been deferred until such Separation From Service (or a specified period of time following such Separation From Service) may not be made before the date that is six (6) months after the date of Separation From Service or, if earlier, the date of the Participant’s death.

(c)    Whenever a payment or distribution under this Agreement specifies a payment or distribution period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date the Participant’s employment terminates”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)    Whenever a payment or distribution under this Agreement specifies a payment or distribution “as soon as practicable” following a payment or distribution event, such payment or distribution shall be made as soon as practicable after such event, but not later than the fifteenth day of the third month following the calendar year in which such event occurred, and the actual date of payment within such period shall be within the sole discretion of the Company.

22.      Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

23.      Definitions. Where used in this Agreement, the following capitalized terms shall have the following meanings:

(a)    “Confidential Information” means any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is disclosed to, developed, or learned by the Participant during his/her Continuous Service, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Company, and that is not generally known outside of the Company. Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, and prospective customers; performance, compensation, and other personnel data concerning employees of the Company; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include (i) the general skills, knowledge, and experience gained during the Participant’s Continuous Service and common to others in the industry or information that is or becomes publicly available without any breach by the Participant of this Agreement, (ii) was lawfully known by Executive before disclosure, (iii) is lawfully obtained from a third party without restriction, (iv) is independently developed without use of Company Confidential Information. The Participant agrees that at all times both during his/her Continuous Service and after his/her Continuous Service terminates, the Participant will not, without the Company’s express written permission, use Confidential Information for the Participant’s own benefit or the benefit of any other person or entity or disclose Confidential Information to any person other than (i) in the case of disclosures made during Participant’s Continuous Service, to persons to whom disclosure is required in connection with the performance of Participant’s duties for the Company or (ii) any disclosure requested by a court or regulatory authority with jurisdiction over the subject matter, in which event Participant agrees promptly to notify the Company.

(b)    “Customer” means any Person (as defined below) who or which is or was a customer of the Company and with whom the Participant had business contact during his or her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that a former customer will only be considered a “Customer” for twelve (12) months after the last date on which the Company provided products or services to such Person.

(c)    “Distribution Date” means the date on which the Shares represented by vested RSUs shall be deemed to be distributed to the Participant, which is the date on which an RSU vests; provided that, the Distribution Date for a Participant who elects to defer the distribution of his or her Shares will be the earlier of (i) the date the Participant’s Continuous Service terminates (subject to Section 20(c) herein) or (ii) the end of the deferral period specified by the Participant in his/her Deferral Election.

(d)    “Person” means an individual or any type of business entity.

(e)    “Prospective Customer” means any Person, other than a Customer, toward whom or which the Company directed specific and material business development efforts, such as, but not limited to, a detailed proposal or bid, and with whom the Participant had business contact during his or her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that such Person will only be considered a “Prospective Customer” for twelve (12) months after the last date on which such efforts were undertaken by the Company.

(f)    “Protected Individual” means an individual who is an employee, of the Company and with whom the Participant had business contact at any time during the Participant’s employment or other retention by the Company or about whom the Participant received Confidential Information; provided that such a former employee, will only be considered a “Protected Individual” for six (6) months after the last date he or she was employed by or provided services to the Company.

(g)    “Restricted Stock Unit” or “RSU” means a Restricted Stock Unit as defined in the Plan that is payable only in Shares.

(h)    “Separation From Service” shall have the meaning given in Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation From Service. In accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation From Service shall be deemed to occur, without limitation, if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months. All references in this Agreement to “termination of Continuous Service” or “termination of employment” or “employment termination” shall be deemed to refer to a Separation From Service.

(i)    “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation §1.409A-1(i) (or any similar or successor provisions).

In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

Fuel Tech, Inc.

/s/ Ramesh Nuggihalli	/s/ Brad Johnson
Ramesh Nuggihalli	By: Brad Johnson Its: General Counsel

RESTRICTED STOCK UNIT AGREEMENT

DEFERRAL ELECTION FORM

Deferral election must be made within thirty (30) days of the Award Date

This Restricted Stock Unit (“RSU”) Award Agreement Deferral Election Form (“Deferral Election Form”) is entered into by and between Fuel Tech, Inc. (the “Company”) and Ramesh Nuggihali (the “Participant”), who received an Award of RSUs under the Fuel Tech, Inc. 2024 Long-Term Incentive Plan, as amended (the “Plan”) and a Restricted Stock Unit Agreement (the “Agreement”), which Agreement was legally effective ___________. The provisions of the Plan and the Agreement are incorporated herein by reference in their entirety and supersede any conflicting provisions contained in this Deferral Election Form. Neither this Deferral Election Form nor the Plan or the Agreement shall be construed as giving Participant any right to continue to be employed by or perform services for the Company or any subsidiary or affiliate thereof.

1.        Deferral of Restricted Stock Units

Any deferral period must be expressed as a number of whole years, not less than five (5) or more than ten (10), beginning on the Award Date.

Any such deferral must apply to receipt of all Shares underlying the entire Award; for example, a deferral period of seven (7) years would result in the Participant receiving Shares underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times.

If no deferral period is specified on the Deferral Election Form or if the Company does not receive from Participant, her/his signed and dated Deferral Election Form within the required election period, Shares will be issued as described in the Agreement as soon as practicable upon vesting of the RSUs.

☐        No deferral. I wish to receive Shares upon vesting of each installment of RSUs.

☐        I wish to defer receipt of all Shares until ____ years (minimum of 5) after the Award Date.

2.        Deferral Election Effective Date, Revision of Election During Election Period

This Deferral Election Form must be received by the Company no later than thirty (30) days after the Award Date set forth in the Agreement, i.e., and will become irrevocable on such date. The Participant may revise this Deferral Election with respect to the deferral period no later than such due date, by contacting the Chief Financial Officer of the Company in writing in accordance with the Notice provision set forth in Section 15 of the Agreement.

Ramesh Nuggihalli

Date: